Exhibit 10.4

SUMMER INFANT, INC.

AMENDED AND RESTATED CHANGE IN CONTROL PLAN

The Company hereby adopts the Summer Infant, Inc. Amended and Restated Change in Control Plan for the benefit of certain employees of the Company and its Affiliates, on the terms and conditions set forth in this plan. Capitalized terms are defined in Section 1.

Section 1. DEFINITIONS. As used herein:

1.1         “Affiliate” shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

1.2         “Board” means the Board of Directors of the Company.

1.3         “Cause” means the occurrence of one or more of the following: (a) the Eligible Employee’s willful and continued failure to substantially perform his or her reasonably assigned duties with the Company (other than any such failure resulting from incapacity due to Disability or from the assignment to the Eligible Employee of duties that would constitute Good Reason), which failure continues for a period of at least thirty (30) days after written demand for substantial performance has been delivered by the Company to the Eligible Employee which specifically identifies the manner in which the Eligible Employee has failed to substantially perform his duties, (b) the Eligible Employee’s willful conduct which constitutes misconduct and is materially and demonstrably injurious to the Company, as determined in good faith by a vote of at least two-thirds of the non-employee directors of the Board at a meeting of the Board at which the Eligible Employee is provided an opportunity to be heard, (c) the Eligible Employee being convicted of, or pleading nolo contendere to a felony, (d) the Eligible Employee being convicted of, or pleading nolo contendere to a misdemeanor based in dishonesty or fraud, or (e) any breach or violation of any written agreement or written code of conduct relating to the Eligible Employee’s employment with the Employer that materially and adversely affects the Company or any of its Affiliates.

1.4         A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred:

(a)          individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Regulation 14A promulgated under the Exchange Act) shall be considered as though such individual was a member of the Incumbent Board;

(b)         the consummation of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions (but not including an underwritten public offering of the Company’s common stock or other voting securities (or securities convertible into voting securities of the Company) for the Company’s own account registered under the Securities Act of 1933, as amended from time to time), in each case, with respect to which Persons who were stockholders of the Company immediately prior to such reorganization, merger, consolidation or other corporate transaction do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity’s then outstanding voting securities;

(c)         a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company, in each case approved by the Company’s stockholders (unless such liquidation, dissolution or sale is subsequently abandoned or terminated prior to being consummated); or

(d)         the acquisition by any Person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of more than fifty percent (50%) of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors excluding any acquisitions by (A) the Company or any of its Affiliates or (B) any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates.

Notwithstanding anything to the contrary in this Section 1.4, no proceedings by or against the Company under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief undertaken under U.S. federal, state or foreign law, including the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended, or any transactions that arise out of or occur in relation to such proceedings, shall constitute a “Change in Control” for purposes of this Plan.

1.5         “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.6         “Company” means Summer Infant, Inc., a Delaware corporation, or any successor thereto.

1.7         “Disability” means that the Eligible Employee has been unable to perform his or her duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least four (4) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Eligible Employee or his or her legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be affected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Eligible Employee’s employment. In the event that the Eligible Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

1.8         “Effective Date” means February 9, 2022, the date as of which the Plan has been adopted.

1.9         “Eligible Employee” means any employee who is designated a Tier 1 Employee, a Tier 2 Employee or a Tier 3 Employee.

1.10      “Employer” means the Company or any of its Affiliates that is an employer of an Eligible Employee.

1.11       “Equity Award” means stock options, restricted stock, restricted stock units, stock appreciation rights and other similar equity-based awards, in each case whether settled in stock, cash or otherwise, but excluding any performance-based equity awards, which are granted to an Eligible Employee under the Company’s equity-based incentive plans or awards adopted or assumed by the Company at any time prior to a Change in Control. For purposes of this Plan, Equity Awards shall also include any shares of common stock acquired upon the exercise of an option, warrant or other similar right that constitutes an Equity Award.

1.12       “ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

1.13       “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

1.14      “Good Reason” means, for all Eligible Employees, the occurrence without the affected Eligible Employee’s written consent, of any of the following on or after the date of a Change in Control:

(a)          the material diminution in the Eligible Employee’s authority, duties or responsibilities;

(b)         the relocation of the Eligible Employee to a location more than thirty (30) miles from his or her employment location at the Effective Date;

(c)          a material diminution in the Eligible Employee’s annual base salary as in effect immediately prior to such diminution, other than in connection with a general diminution in Company compensation levels and in amounts commensurate with the percentage diminutions of other Company employees of comparable seniority and responsibility; or

(d)         if applicable, any other action or inaction which constitutes a material breach by the Company or any of its Affiliates of an agreement between the Eligible Employee and the Employer pursuant to which the Eligible Employee provides services to the Company or any of its Affiliates.

No violation described in clauses (a) through (d) above shall constitute Good Reason unless the Eligible Employee has given written notice to the Company pursuant to Section 6.10 of this Plan within ninety (90) days after the occurrence of such violation and the Company has not remedied such violation to the Eligible Employee’s reasonable satisfaction within thirty (30) days of its receipt of such notice.

1.15       “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (a) the Company or any of its Affiliates, (b) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (c) an underwriter temporarily holding securities pursuant to an offering of such securities or (d) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

1.16       “Plan” means the Summer Infant, Inc. Change in Control Plan, as set forth herein, as it may be amended from time to time.

1.17       “Plan Administrator” means the person or persons appointed from time to time by the Board, which appointment may be revoked at any time by the Board. If no Plan Administrator has been appointed by the Board (or if the Plan Administrator has been removed by the Board and no new Plan Administrator has been appointed by the Board), the Compensation Committee of the Board shall be the Plan Administrator.

1.18       “Severance” means during the 12-month period following the consummation of a Change in Control, a termination of such Eligible Employee’s employment with the Employer (A) by the Employer without Cause or (B) by the Eligible Employee for Good Reason, provided that, if and to the extent required by Code Section 409A, such employment termination meets the criteria for a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Termination of an Eligible Employee’s employment on account of death or Disability shall not be treated as a Severance.

1.19       “Severance Agreement and Release” means the written separation agreement and release substantially in the form attached hereto as Appendix I, as may be amended from time to time to accord for local or foreign laws or as determined by the Plan Administrator in accordance with Section 3.1.

1.20       “Severance Date” means, subject to the terms of Section 1.18, the effective date on which an Eligible Employee’s employment by the Employer terminates due to a Severance as specified in a prior written notice by the Company or the Eligible Employee, as the case may be, delivered to the other pursuant to Section 6.10.

1.21       “Severance Payment” means the payment determined pursuant to Section 2.1.

1.22       “Severed Employee” is an Eligible Employee once he or she incurs a Severance.

1.23       “Tier 1 Employee” means the Chief Executive Officer of the Company as set forth on Schedule 1 attached hereto.

1.24       “Tier 2 Employee” means the Chief Financial Officer of the Company, specified members of senior management of the Company, and any other employee of the Company or any of its Affiliates designated as such by the Plan Administrator in writing, as set forth on Schedule 1 attached hereto.

1.25       “Tier 3 Employee” means an employee of the Company or any of its Affiliates designated as such by the Plan Administrator in writing as set forth on Schedule 1 attached hereto.

Section 2. SEVERANCE PAYMENTS; 280G PAYMENTS.

2.1         Each Eligible Employee who incurs a Severance shall be entitled, subject to the timely execution, return, and non-revocation of the Severance Agreement and Release, to receive from the Company, subject to the conditions set forth in Sections 2.2, 3.4 and 4:

(a)          Cash Payments.

(i)            A cash payment equal to the annual base salary as in effect immediately prior to the Severance Date, multiplied by (A) in the case of a Tier 1 Employee, 2.0, (B) in the case of a Tier 2 Employee, 1.0, and (C) in the case of a Tier 3 Employee, 0.5. For purposes of this Section 2.1(a)(i), annual base salary shall be the amount in effect immediately prior to the Severance Date without regard to any voluntary salary reductions that may be in effect immediately prior to the Severance Date.

(ii)           A cash payment equal to the pro-rated portion of the Eligible Employee’s annual cash bonus actually achieved for the fiscal year in which the Severance occurs, based on the number of months that the Eligible Employee was employed by the Employer during such fiscal year (rounded up to the nearest whole month).

(iii)          The payment made pursuant to Section 2.1(a)(i) shall be payable commencing on the 61st day following the Eligible Employee’s Severance Date in equal installments over the Restricted Period (as defined in the Severance Agreement and Release) in accordance with the Company’s regular payroll practices, provided that the Eligible Employee has executed and returned the Severance Agreement and Release that becomes irrevocable on or before the 60th day following the Severance Date. The payment made pursuant to Section 2.1(a)(ii) shall be paid when it would otherwise be paid after the end of the relevant performance period.

(iv)          A taxable cash payment equal to one (1) times the sum of the monthly premiums for the Eligible Employee’s group medical, dental and vision coverage (including coverage for the Eligible Employee’s eligible dependents who were covered as of the Severance Date) under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) under the Company’s or its Affiliate’s group medical, dental and vision plans then in effect (the “Monthly COBRA Payment”). The Monthly COBRA Payment shall be payable in equal monthly installments over the Continuation Period (as defined below) in accordance with the Company’s regular payroll practices, provided that the Eligible Employee has executed and returned the Severance Agreement and Release that becomes irrevocable on or before the 60th day following the Severance Date. The “Continuation Period” shall be the period beginning on the Severance Date and ending on the earlier of (A) (1) in the case of a Tier 1 Employee, twenty-four (24) months, (2) in the case of a Tier 2 Employee, twelve (12) months, and (3) in the case of a Tier 3 Employee, six (6) months, or (B) the date on which the Eligible Employee becomes eligible to participate in group medical, dental and vision plans through a subsequent employer; provided that payment of any Monthly COBRA Payments shall be delayed until the first payroll date occurring on or after the 61st day following the Eligible Employee’s Severance Date (the “Monthly COBRA Payment Commencement Date”) and any payments that are so delayed shall be paid on the Monthly COBRA Payment Commencement Date.

(b)         Equity Awards; Performance-Based Awards.

(i)            All outstanding, unvested Equity Awards granted prior to the Change in Control will accelerate and vest in full as of the Eligible Employee’s Severance Date.

(ii)          Unless the Eligible Employee’s applicable award agreement provides for different treatment on a Change in Control and/or a Severance following a Change in Control, all performance-based equity awards granted to such Eligible Employee prior to the Change in Control which remain unearned and unvested as of the Severance Date shall vest and be earned on the Eligible Employee’s Severance Date. The number of shares underlying the performance-based equity award that shall vest and be earned will be the number of shares assuming the Company’s achievement of the target performance level.

2.2        280G Payments. If Independent Tax Counsel (as herein defined) determines that the aggregate payments and benefits provided or to be provided to an Eligible Employee pursuant to this Plan, and any other payments and benefits provided or to be provided to the Eligible Employee from the Company or any of its Affiliates or any successors thereto constitute “parachute payments” as defined in Section 280G of the Code (or any successor provision thereto) (“Parachute Payments”) that would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, except as otherwise provided in the next sentence, such Parachute Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax. If Independent Tax Counsel determines that the Eligible Employee would receive in the aggregate greater payments and benefits on an after tax basis if the Parachute Payments were not reduced pursuant to this Section 2.2, then no such reduction shall be made. The determination of the Independent Tax Counsel under this Section 2.2 shall be final and binding on all parties hereto. The Company shall reduce or eliminate the Parachute Payments as follows: (i) only from Parachute Payments that may be characterized as “parachute payments” under Section 280G of the Code; (ii) only from Parachute Payments that are required to be made in cash, (iii) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Code Section 409A, until those payments have been reduced to zero, and (iv) in reverse chronological order, to the extent that any Parachute Payments subject to reduction are made over time (e.g., in installments). In no event, however, shall any Parachute Payments be reduced if and to the extent such reduction would cause a violation of Code Section 409A or other applicable law. For purposes of this Section 2.2, “Independent Tax Counsel” shall mean an attorney, a certified public accountant with a nationally recognized accounting firm, or a compensation consultant with a nationally recognized actuarial and benefits consulting firm with expertise in the area of employee compensation tax law, who shall be selected by the Company and shall be acceptable to the Eligible Employee (the Eligible Employee’s acceptance not to be unreasonably withheld), and whose fees and disbursements shall be paid by the Company.

2.3         Recoupment and Forfeiture of Severance. Notwithstanding any other provision of the Plan to the contrary, if it is determined by the Company that an Eligible Employee has violated the Company’s code of conduct or code of ethics or violated any restrictive covenants contained in the Severance Agreement and Release or any other restrictive covenants contained in any other Company plan or program or agreement between the Company and the Eligible Employee, the Eligible Employee shall be required to repay to the Company an amount equal to the economic value of all amounts already paid or provided to the Eligible Employee under the Plan and the Eligible Employee shall forfeit all other entitlements under the Plan. Additional forfeiture provisions may apply under the Plan or other agreements between the Eligible Employee and the Company, and any such forfeiture provisions shall remain in full force and effect.

Section 3. PLAN ADMINISTRATION.

3.1         The Plan Administrator shall administer the Plan and shall have the full, discretionary authority to (a) construe and interpret the Plan, (b) adopt amendments to the Plan which are deemed necessary or desirable to bring the Plan in compliance with all applicable laws and regulations, including without limitation, Code Section 409A and the regulations thereunder, (c) prescribe, amend and rescind rules and regulations necessary or desirable for the proper and effective administration of the Plan, (d) prescribe, amend, modify and waive the various forms and documents to be used in connection with the operation of the Plan and also the times for giving any notice required by the Plan, and (e) make all other determinations necessary or advisable for the administration of the Plan.

3.2         The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate, with the exception of duties relating to Eligible Employees whom are subject to Section 16 of the Exchange Act.

3.3        The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

3.4         Unless such requirement is waived pursuant to Section 3.1, the Plan Administrator shall promptly provide the Severance Agreement and Release to an Eligible Employee who becomes eligible for a payment and benefits under Section 2.1 and shall require an executed Severance Agreement and Release to be returned to the Plan Administrator within no more than forty-five (45) days (or such shorter time period as the Plan Administrator may impose, subject to compliance with applicable law) from the Severance Date. Unless such requirement is waived under Section 3.1, if the Eligible Employee does not execute and return the Severance Agreement and Release to the Plan Administrator within the specified time period, he or she will not be entitled to any payments or benefits under the Plan.

Section 4. SUCCESSOR TO COMPANY. The Plan shall inure to the benefit of and be binding upon the Company and its successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under the Plan.

Section 5. DURATION, AMENDMENT AND TERMINATION.

5.1         Duration. Subject to the provisions of Section 5.2, the Plan shall terminate two (2) years from the Effective Date (the “Expiration Date”) unless (a) the Plan is extended by the Board or (b) the Board terminates the Plan.

5.2         Amendment or Termination. Subject to the provisions of this Section 5.2, the Board shall have the discretionary authority to amend the Plan in any respect, including as to the removal or addition of Eligible Employees, at any time; provided that an amendment that is adverse to the interests of an Eligible Employee (except for an amendment to which the adversely affected Eligible Employee consents) shall not be effective until the date that is twelve (12) months following the date of such amendment, and if a Change in Control occurs during such twelve (12)-month period, such amendment shall not become effective. Notwithstanding the foregoing, the Board shall have the discretion and authority to amend the Plan at any time in accordance with Section 6. The Board shall have the discretionary authority to suspend or terminate the Plan at any time prior to the Expiration Date, provided that no such suspension or termination shall become effective until the date that is twelve (12) months following the date of such suspension or termination. If a Change in Control occurs while the Plan is in effect, the Plan (i) may not be amended, suspended or terminated on or following the date such Change in Control occurs, (ii) shall continue in full force and effect for at least two (2) years following the date such Change in Control occurs, and (iii) shall not terminate or expire until after all Eligible Employees who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full.

5.3         Procedure for Extension, Amendment or Termination. Any extension, amendment, suspension or termination of the Plan by the Board in accordance with this Section 5 shall be made by action of the Board in accordance with the Company’s charter and by-laws and applicable law.

Section 6. GENERAL PROVISIONS.

6.1         Code Section 409A.

(a)         If any provision of this Plan (or of any payment of compensation, including benefits) would cause an Eligible Employee to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with the Eligible Employee, reform such provision to comply with Code Section 409A; provided that the Company agrees to make only such changes as are necessary to bring such provisions into compliance with Code Section 409A and to maintain, to the maximum extent practicable, the original intent and economic benefit to the Eligible Employee of the applicable provision without violating the provisions of Code Section 409A.

(b)         Notwithstanding any provision to the contrary in this Plan, if an Eligible Employee is deemed on the Severance Date to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) such payment or benefit shall not be made or provided (subject to the last sentence hereof) prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Eligible Employee’s “separation from service” (as such term is defined in Treasury Regulations issued under Code Section 409A) or (ii) the date of his or her death (the “Deferral Period”). Upon the expiration of the Deferral Period, all payments and benefits deferred pursuant to this Section 6.1(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Eligible Employee in a lump sum, and any remaining payments and benefits due under this Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)         If and to the extent required to comply with Code Section 409A, no payment or benefit required to be paid under this Plan on account of termination of an Eligible Employee’s employment shall be made unless and until the Eligible Employee incurs a “separation from service” within the meaning of Code Section 409A.

(d)         For purposes of applying the provisions of Code Section 409A to this Plan, each separately identified amount to which the Eligible Employee is entitled under this Plan shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Plan shall be treated as a right to a series of separate payments.

(e)         Notwithstanding the foregoing, the Company does not make any representation to any Eligible Employee that the payments or benefits provided under this Plan are exempt from, or satisfy, the requirements of Code Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless any Eligible Employee or any beneficiary of any Eligible Employee for any tax, additional tax, interest or penalties that any Eligible Employee or any beneficiary of any Eligible Employee may incur in the event that any provision of this Plan, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Code Section 409A.

6.2         No Assignment of Benefits. Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a Severed Employee who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

6.3         No Right to Continued Service. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Employer, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

6.4         Notice Period. If an Employer is obligated by law, contract, policy or otherwise to pay severance, a termination indemnity, notice pay, or the like, or if an Employer is obligated by law to provide advance notice of separation (“Notice Period”), then any Severance Payment hereunder shall be reduced, if and to the extent permitted under Code Section 409A, by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

6.5         No Duty to Mitigate. A Severed Employee shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor, except as otherwise provided in Section 2.1(a)(iv), shall the amount of any payment or benefit provided for in this Plan be reduced by any compensation earned by such a Severed Employee as a result of employment by another employer after the Severance Date or otherwise.

6.6         Withholding. An Employer shall be entitled to withhold from amounts to be paid to the Severed Employee hereunder any U.S. or foreign federal, state, local or foreign withholding or other taxes or charges which it reasonably believes it is required to withhold.

6.7         Successors. This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including, without limitation, each Eligible Employee, present and future, and any successor to the Employer. If a Severed Employee shall die while any amount would still be payable to such Severed Employee under the Plan if the Severed Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Severed Employee’s estate.

6.8         Severability. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

6.9         Plan is Unfunded. The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of any Employer which may be applied by the Employer to the payment of benefits or other rights under this Plan.

6.10      Notice. Any notice or other communication required or permitted pursuant to the terms hereof shall be in writing and shall be given when delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the intended recipient at his, her or its last known address. A written notice of an Eligible Employee’s Severance Date by the Company or the Eligible Employee, as the case may be, to the other shall (a) indicate the specific termination provision of the Plan that is being relied upon; (b) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Eligible Employee’s employment under the provision so indicated and (c) specify the termination date (which date, in the case of a termination by the Eligible Employee for Good Reason, shall be not less than thirty (30), and in all other cases shall be not less than fifteen (15) days nor more than sixty (60) days after the giving of such notice). The failure by the Company or the Eligible Employee to provide such notice or to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Company or the Eligible Employee hereunder or preclude the Company or Eligible Employee from asserting such fact or circumstance in enforcing the Company’s or the Eligible Employee’s rights hereunder.

6.11      No Right to Other Benefits. Nothing in the Plan shall require the Employer to provide any payment that duplicates any payment, benefit, or grant that an Eligible Employee is entitled to receive under any Employer compensation or benefit plan, award agreement, or other arrangement. Any severance benefit provided under any Employer compensation or benefit plan, award agreement, or other arrangement shall offset, on a dollar for dollar basis, any benefits owed under the Plan. The amounts paid or provided under the Plan shall not be treated as compensation for purposes of determining any benefits payable under any Employer retirement, life insurance, or other employee benefit plan unless otherwise required by the terms of the plan or local law.

6.12      Plan Conflicts/Integration. Except to the extent explicitly provided in this Plan, any awards made under any Employer compensation or benefit plan or program shall be governed by the terms of that plan or program and any applicable award agreement thereunder as in effect from time to time. The Plan, as amended from time to time, constitutes the entire agreement between the Company and any Eligible Employee concerning the subject matter hereof and supersedes in its entirety any and all plans, agreements and understandings related to the subject matter hereof except as otherwise stated in this Section 6.12 or the Plan.

6.13       Governing Law. This Plan shall be construed and enforced according to the laws of the State of Rhode Island (not including any Rhode Island law that would require the substantive law of another jurisdiction to apply), to the extent not preempted by federal law, which shall otherwise control.

6.14      ERISA. Because the Plan is not intended to provide retirement income or result in the systematic deferral of income to termination of employment, the Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the ERISA, and not an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA. However, to the extent that the Plan (without regard to this Section 6.14) is determined to be an “employee pension benefit plan” because (a) with respect to certain participants the Plan provides for payments in excess of the amount specified in 29 C.F.R. Section 2510.3-2(b) (the “Severance Pay Regulation”) and (b) the facts and circumstances indicate the Plan (without regard to this Section 6.14) is not otherwise an “employee welfare benefit plan,” then the following provisions shall apply: The Plan shall be treated as two plans, one of which provides the benefits required by Section 2 not in excess of the safe harbor described in the Severance Pay Regulation and the other of which provides for all other payments and benefits required by Section 2 pursuant to a plan maintained “primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees” as described in Section 201(2) of ERISA.

6.15       Claim Review Process. In the event of a claim for benefits hereunder by an Eligible Employee, such Eligible Employee shall present the reason for his or her claim in writing to the Plan Administrator as set forth in Section 6.10. The Plan Administrator shall, within ninety (90) days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than one hundred eighty (180) days after such receipt), send a written notification to the Eligible Employee as to the Plan Administrator’s determination of the claim. In the event the claim is wholly or partially denied, such written notification shall (a) state the specific reason or reasons for the denial, (b) make specific reference to pertinent Plan provisions on which the denial is based, (c) provide a description of any additional material or information necessary for the Eligible Employee to perfect the claim and an explanation of why such material or information is necessary, and (d) set forth the procedure by which the Eligible Employee may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA, following an adverse determination on appeal. In the event an Eligible Employee wishes to perfect the claim and/or appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Plan Administrator within sixty (60) days after receipt of such denial. Such Eligible Employee (or his or her duly authorized legal representative), upon written request to the Plan Administrator, shall be permitted to review any documents pertinent to his or her claim, and submit in writing, issues and comments in support of his or her position. Within sixty (60) days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) days after such receipt), the Plan Administrator shall notify the Eligible Employee of the final decision. The final decision shall be in writing and shall include (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA. No legal action for benefits under the Plan may be brought in any forum until the Eligible Employee has brought a claim for benefits under the Plan and exhausted the remedies set forth in this Section 6.15. Notwithstanding the foregoing, if the Plan Administrator does not respond to the Eligible Employees claim or appeal within the relevant time periods set forth above, the Eligible Employee’s claim is deemed to be denied and the Eligible Employee can proceed with a legal action for benefits.

Schedule 1 to
Change in Control Plan

Tier 1 Employee

Tier 2 Employees

Tier 3 Employees